CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Global Smaller Companies Fund of our report dated October 19, 2021, relating to the financial statements and financial highlights, which appears in Templeton Global Smaller Companies Fund’s Annual Report on Form N-CSR for the year ended August 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 22, 2021